Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-219332  on Form N-2 of our report dated June 1, 2020, relating to the financial statements and financial highlights of the Altegris KKR Commitments Master Fund appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2020, and to the references to us under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

July 31, 2020